Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS JUNE SALES

HOUSTON, TX, July 8, 2010 - Stage Stores, Inc. (NYSE: SSI) today reported that its total sales for the five week June period ended July 3, 2010 increased 1.3% to $129 million from $128 million in the prior year five week period ended July 4, 2009.  Comparable store sales decreased 1.2%.

Accessories, children’s, dresses, footwear, intimate apparel, juniors and swimwear achieved comparable store sales increases during June.  With regard to regions of the country, the Mid Atlantic, Midwest, Northeast, Southeast and Southwest all had comparable store sales gains during the month.  The South Central was the Company’s weakest region with negative comparable store sales in Texas and Louisiana.

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2010	2009	2010	2009
1st Quarter	(0.6)	(9.0)	340	333
May	(2.9)	(7.2)	116	117
June	(1.2)	(12.6)	129	128
2nd Qtr-To-Date	(2.0)	(10.1)	245	245
Year-To-Date (5 Mos)	(1.2)	(9.5)	585	578

Andy Hall, President and Chief Executive Officer, commented, “We had diverse results geographically during June.  Eight of our top ten volume states had positive comparable store sales during the month.  These results, however, were more than offset by negative comps in Texas and Louisiana, our two largest states.”

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Stage Stores Reports
June Sales
Page – 2

Store Activity
No stores were opened during June.  The Company plans to open two new Goody’s stores and reopen its Yazoo City, MS tornado-damaged store in July.

About Stage Stores
Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 774 stores located in 39 states.  The Company operates its stores under the five names of Bealls, Goody’s, Palais Royal, Peebles and Stage.  For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

Caution Concerning Forward-Looking Statements
This document contains “forward-looking statements”. Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words.  In this document, forward-looking statements include comments regarding the number of new stores that the Company plans to open during July.  Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on March 30, 2010, and other factors as may periodically be described in our other filings with the SEC.  Forward-looking statements speak only as of the date of this document.  We do not undertake to update our forward-looking statements.

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